Exhibit 99.1

WHX Corporation Reports Financial Results for the First Quarter of 2009, and Analyst Call on 5/19 at 8:30 am ET

WHITE PLAINS, N.Y. May 18, 2009 -- WHX Corporation (NASDAQ: WXCO); (“WHX” or the “Company”) today reported financial results for the first quarter ended March 31, 2009. The Company also announced that it will hold an earnings call on Tuesday, May 19, 2009 at 8:30 am Eastern Time.

“The world-wide economic recession which became evident in the latter part of 2008 intensified to levels during the first quarter of 2009 not experienced in many years, and in particular its impact on US based manufacturers,” said Glen Kassan, Vice Chairman of the Board and Chief Executive Officer of WHX. “This had a material adverse effect on almost all of our businesses during the first quarter of 2009 driving our sales down by over 25% as compared to the first quarter of 2008. Significant end market declines and negative inventory adjustments were experienced by many of our served markets, especially general industrial markets, residential and industrial construction, transportation and appliances.

In late 2008 we formulated contingency plans to respond to the deteriorating economic conditions.  Those plans and other cost containment actions were aggressively implemented during the first quarter of 2009 with the goals of maintaining adequate liquidity, preserving or increasing shares of key markets, sustaining margins on sales and retaining key employees.

The implementation and utilization of the WHX Business System has been and will continue to be central to achieving these goals and position the Company to realize enhanced performance as the global economies recover.”

Financial Highlights:

First Quarter Results

WHX reported a net loss of $11.4 million on net sales of $132.7 million in the first quarter of 2009, compared with a net loss of $6.2 million on net sales of $177.3 million for the first quarter of 2008.  Basic and diluted net loss per common share was $0.93 on 12,179,000 shares outstanding for the first quarter of 2009, compared with a net loss of $6.21 on 1,000,000 shares outstanding in the same period of 2008. The large difference in the number of shares outstanding is due to the additional shares issued in the Rights Offering in September 2008.  In addition, the Company consummated a 1 for 10 reverse stock split in November 2008 of its outstanding common stock. To enhance comparability, the 2008 period has been adjusted on a retroactive basis as if the reverse stock split had occurred on January 1, 2008.

The Company-wide effort to reduce controllable costs wherever reasonably possible and to conserve cash continued throughout the first quarter and included a reduction in compensation and benefits for salaried employees and layoffs in both the salaried and hourly workforce.  It further included the temporary idling of certain of the Company’s manufacturing facilities for various periods during the quarter to better match production with customer demand.  Notwithstanding the progress made during the quarter in achieving its goals, the Company could not overcome the weakened global demand for its products, and its shipments and revenues declined significantly compared to the first quarter of 2008.

Revenue for the first quarter of 2009 was $132.7 million, a decrease of $44.6 million, or 25.2% from $177.3 million for 2008 amid the general slow-down in the U.S. and world economies, especially weakness in the U.S. housing and automotive markets.

The net loss in 2009 included non-cash pension expense of $3.5 million compared to a non-cash pension credit of $1.8 million in 2008. In addition, restructuring costs of $0.5 million were recorded in the first quarter of 2009 relating to the consolidation of the former Bairnco Corporate office into the WHX Corporate office.

The Company generated Adjusted EBITDA of $2.4 million for the first quarter of 2009, as compared to $10.5 million for the same period in 2008.  The decline in first quarter Adjusted EBITDA was principally due to lower sales and operating income from our businesses. Adjusted EBITDA excludes certain non-recurring and non-cash items. See “Note Regarding Use of Non-GAAP Financial Measurements” below for the definition of Adjusted EBITDA.

Segment Operating Results

All data regarding segment operating results is before corporate allocations.

Precious Metal Segment

Net sales for the Precious Metal segment decreased $21.3 million or 46.7%, to $24.4 million in the first quarter of 2009 from $45.7 million in the first quarter of 2008.  The decreased sales were primarily driven by lower volume in almost all of its markets, particularly the sales to the electronics, construction equipment, and appliance markets, but also by lower precious metal prices in 2009 compared to the first quarter of 2008.

Segment operating income decreased by $4.1 million to a loss of $0.4 million in the first quarter of 2009, compared to operating income of $3.7 million in the first quarter of 2008.  The decrease was driven by the sales decline, but also by reduced gross profit margin, principally due to the mix of product sold.  Sales to the HVAC and welding distribution markets declined less than to other markets, but yield a significantly lower gross profit margin than do other sales.  In April 2009, the Company announced the closure of a facility in New Hampshire which is part of the Precious Metal segment and the relocation of the functions to existing facilities in Milwaukee and in China.

Tubing Segment

In the first quarter of 2009, net sales for the Tubing segment declined $8.5 million, or 28.6%, to $21.2 million from $29.6 million in the first quarter of 2008, driven by reduced sales to the home appliance markets serviced by the Specialty Tubing Group.  There was also a reduction in sales to the petrochemical and shipbuilding markets serviced by the Stainless Steel Tubing Group, which was partially offset by growth in sales to the medical market.

Segment operating income decreased by $2.3 million to operating income of $0.1 million in the first quarter of 2009 as compared to operating income of $2.5 million in the first quarter of 2008. Gross margin percentage declined because our costs could not be reduced in the same proportion as the sales decline due to the fixed nature of certain of our expenses, partially offset by reductions in raw material costs.

Engineered Materials Segment

Net sales for the Engineered Materials segment decreased $8.9 million, or 17.5%, to $42.1 million in the first quarter of 2009 from $51.0 million in the first quarter of 2008.  This sales decline was caused by continuing weakness in the commercial flat roofing fasteners market as our customers utilized their existing inventories, ongoing weakness in natural gas and other utility connectors used in residential construction, and a drop in sales to its international markets.

Segment operating income decreased by $1.6 million from operating income of $2.4 million in the first quarter of 2008 to operating income of $0.8 million in the first quarter of 2009.  The decline in operating income was principally the result of the lower sales volume which was partially offset by pricing increases.  Gross margin percentage for the segment remained relatively stable.

Arlon Electronic Materials (“EM”)

In the first quarter of 2009 net sales for the Arlon EM segment increased by $0.6 million, or 3.8%, to $17.0 million, from $16.4 million in the prior year. Sales of electronic high technology materials to the printed circuit board industry rose by $2.2 million.  PTFE laminate sales to commercial applications, such as cellular antennas, were largely related to third generation (“3G”) cellular technology upgrades in China and increased cellular infrastructure activity in India.  Reflecting the economic downturn, sales of silicone rubber composites decreased by $1.5 million in the first quarter of 2009. These products are used for flexible heaters, traction motor insulation, and hose and duct materials which are used in transportation, semiconductor, and general industrial markets.

Segment operating income increased $0.1 million to $1.7 million in the first quarter of 2009, principally as a result of higher sales and improved operating efficiencies in the China manufacturing facility as well as reduced staffing and expense reductions compared to the same quarter of the prior year.

Arlon Coated Materials  (“CM”)

Arlon CM sales decreased by $5.3 million, or 30.2%, from $17.7 million in the first quarter of 2008 to $12.3 million in the first quarter of 2009. Sales decreased on weakness in most product lines due to the world-wide economic recession, with lower demand from the Asian shipping container market and the North American graphics market for corporate imaging, slightly offset by higher sales in the North American digital print media market. Also, this segment’s industrial product sales decreased as a result of the general economic recession, particularly affecting industrial electronics and automotive business as manufacturers and distributors work through existing inventories.

Operating losses increased from a $0.7 million loss in the first quarter of 2008 to $1.1 million loss in the same quarter of 2009. Gross profit decreased on lower sales and from the associated impact on throughput, underutilized capacity, and plant inefficiencies.  This was partially offset by the effect of certain improvements from Lean Manufacturing techniques, along with an improved sales mix, which slightly increased gross profit as a percent of sales in the first quarter of 2009.

Kasco

Kasco sales decreased by $1.2 million, or 6.9%, from $16.9 million in the first quarter of 2008 to $15.7 million in the first quarter of 2009.  Kasco North America sales grew 3% due to strong U.S. and Canada route sales despite softer distributor sales.  Price reductions were made to retain market share; however, product mix of higher margin products offset lower selling prices. Sales for Kasco’s European operations declined 24%, significantly affected by the stronger U.S. dollar, but also reflecting global economic weakness.  Operating income decreased $0.4 million from $1.3 million in the first quarter of 2008 to $0.9 million in the same quarter of 2009.

Loan Amendments

On May 8, 2009, Handy & Harman and almost all of its subsidiaries amended their Loan and Security Agreement with Wachovia Bank, National Association, as agent (the “Wachovia Facilities”) to provide for, among other things, additional term loans to the borrowers thereunder in the aggregate principal amount of approximately $5.3 million, which were consolidated with the existing term loans under the Wachovia Facilities for a combined aggregate principal amount of $15.0 million, and additional guaranties by certain subsidiary trusts.  Pursuant to this amendment: (a) a portion of the obligations under the tranche B term loan under the Wachovia Facilities was prepaid in an amount equal to $5.0 million; and (b) the remaining available proceeds of the term loans are to be used for operating and working capital purposes.  Handy & Harman’s Loan and Security Agreement with Steel Partners II, L.P. was also amended on May 8, 2009 to provide for additional guaranties by certain subsidiary trusts.

Shelf Registration Statement

On April 24, 2009, the Company filed a shelf registration statement on Form S-3 with the SEC.  If and when the shelf registration statement is declared effective by the SEC, the Company may from time to time issue up to $10 million of its common stock, preferred stock, debt securities, and warrants to purchase common stock, preferred stock, or debt securities, or any combination of the above, separately or as units. The terms of any offerings under the shelf registration statement will be determined at the time of the offering.  The Company does not presently have any definitive plans or current commitments to sell securities that may be registered under the shelf registration statement.  The Company believes that, once effective, the shelf registration statement will provide the Company with the flexibility to quickly raise capital in the market as conditions become favorable with a minimum of administrative preparation and expense.  The net proceeds of any such issuances under the shelf registration statement are expected to be used for general corporate purposes, which may include working capital and/or capital expenditures.

WHX Corporation 1st Quarter 2009 Earnings Call, May 19th at 8:30 ET

WHX Corporation will hold a conference call to discuss the first quarter 2009 financial results on Tuesday, May 19, at 8:30 am ET.  The dial information for the call is:

*US/Canada Dial-in #:    (866) 393 - 1336
*Int’l/Local Dial-In #:              (973) 935 - 8643
Conference ID 99788863

NOTE: In order to join this conference call, all speakers and participants will be required to provide the Conference ID Number listed above.

Note Regarding Presentation of Non-GAAP Financial Measures:

The financial data contained in this press release includes certain non-GAAP financial measures as defined by the Securities and Exchange Commission (“SEC”), including “Adjusted EBITDA”.  The Company is presenting Adjusted EBITDA because it believes that it provides useful information to investors about WHX, its business and its financial condition. The Company defines Adjusted EBITDA as net income before the effects of realized and unrealized losses on derivatives, interest expense, taxes, depreciation and amortization, LIFO liquidation gain, and pension expense or credit and excludes certain non-recurring and non-cash items. The Company believes Adjusted EBITDA is useful to investors because it is one of the measures used by the Company’s Board of Directors and management to evaluate its business, including in internal management reporting, budgeting and forecasting processes, in comparing operating results across the business, as an internal profitability measure, as a component in evaluating the ability and the desirability of making capital expenditures and significant acquisitions, and as an element in determining executive compensation. Further, the Company believes that Adjusted EBITDA is a measure of leverage capacity and the Company’s ability to service its debt.

However, Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles in the United States of America (“GAAP”), and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Therefore, Adjusted EBITDA should not be considered a substitute for net income (loss) or cash flows from operating, investing, or financing activities. Because Adjusted EBITDA is calculated before recurring cash charges including realized and unrealized losses on derivatives, interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business. There are a number of material limitations to the use of Adjusted EBITDA as an analytical tool, including the following:

•	Adjusted EBITDA does not reflect the Company’s net realized and unrealized losses and gains on derivatives and LIFO liquidations of its precious metal inventory;

•	Adjusted EBITDA does not reflect the Company’s interest expense;

•	Adjusted EBITDA does not reflect the Company’s tax expense or the cash requirements to pay its taxes;

•
Although depreciation and amortization are non-cash expenses in the period recorded, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect the cash requirements for such replacement; and

•	Adjusted EBITDA does not include pension expense or credit.

The Company compensates for these limitations by relying primarily on its GAAP financial measures and by using Adjusted EBITDA only supplementally. The Company believes that consideration of Adjusted EBITDA, together with a careful review of its GAAP financial measures, is the most informed method of analyzing WHX.

The Company reconciles Adjusted EBITDA to Net income (loss), and that reconciliation is set forth below. Because Adjusted EBITDA is not a measurement determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies. Revenues and expenses are measured in accordance with the policies and procedures described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Our Company

WHX Corporation is a diversified global industrial company delivering value through the WHX Business System which drives innovation, operating excellence and superior customer service. WHX and its affiliated companies employ over 2,300 people at 35 locations in eight countries.

Our companies are organized into six business segments: Precious Metals, Tubing, Engineered Materials, Arlon Electronic Materials, Arlon Coated Materials and Kasco.

We sell our products and services through direct sales forces, distributors and manufacturer’s representatives. We serve a diverse customer base, including the construction, electronics, telecommunications, home appliance, transportation, utility, medical, semiconductor, and aerospace and aviation markets. Other markets served include the signage industry and meat room products and maintenance services for the food industry.

We are based in White Plains, New York and our common stock is listed on the NASDAQ Capital Market under the symbol WXCO.

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that reflect WHX’s current expectations and projections about its future results, performance, prospects and opportunities.  WHX has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions.  These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors, that could cause its actual results, performance, prospects or opportunities in 2009 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements.  These factors include, without limitation, WHX’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, and the possible volatility of the Company’s stock price and the potential fluctuation in its operating results.  Although WHX believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties and no assurance can be given that the actual results will be consistent with these forward-looking statements.  Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2008 for information regarding risk factors that could affect the Company’s results.  Except as otherwise required by Federal securities laws, WHX undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

WHX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months ended March 31,
	2009	2008

	(in thousands except per share)

Net sales	$132,679	$177,277
Cost of goods sold	103,323	136,473
Gross profit	29,356	40,804
Selling, general and administrative expenses	32,200	36,080
WHX Pension Plan expense (credit)	3,458	(1,800)
Restructuring charges	533	-
Gain on disposal of assets	(4)	(22)
Income (loss) from operations	(6,831)	6,546
Other:
Interest expense	5,224	10,371
Realized and unrealized (gain) loss on derivatives	(281)	1,627
Other income	(161)	(51)
Loss before income taxes	(11,613)	(5,401)
Tax provision (benefit)	(245)	811
Net loss	$(11,368)	$(6,212)

Basic and diluted per share of common stock
Net loss	$(0.93)	$(6.21)

Weighted average number of common shares outstanding (a)	12,179	1,000

(a) Basic and diluted net loss per common share was $0.93 on 12,179,000 shares outstanding for the first quarter of 2009, compared with a net loss of $6.21 on 1,000,000 shares outstanding in the same period of 2008. The large difference in the number of shares outstanding is due to the additional shares issued in the Rights Offering in September 2008.  In addition, the Company consummated a 1 for 10 reverse stock split in November 2008 of its outstanding common stock. To enhance comparability, the 2008 period has been adjusted on a retroactive basis as if the reverse stock split had occurred on January 1, 2008.

WHX CORPORATION
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31,	December 31,
(Dollars and shares in thousands)	2009	2008
ASSETS
Current Assets:
Cash and cash equivalents	$6,891	$8,656
Trade receivables - less allowance for doubtful accounts of $3,572 and $3,178 at 3/31/09 and 12/31/08, respectively	73,241	81,610
Inventories	77,177	75,270
Deferred income taxes	1,108	1,310
Other current assets	9,882	10,378
Total current assets	168,299	177,224

Property, plant and equipment at cost, less accumulated depreciation and amortization	100,210	102,508
Goodwill	65,060	65,070
Other intangibles, net	36,212	36,965
Other non-current assets	18,148	17,717
	$387,929	$399,484

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current Liabilities:
Trade payables	$37,174	$36,599
Accrued environmental liability	6,050	6,722
Accrued liabilities	31,892	37,382
Accrued interest expense - related party	554	262
Current portion of long-term debt	11,343	12,956
Short-term debt	39,739	32,970
Deferred income taxes	248	257
Total current liabilities	127,000	127,148

Long-term debt	104,891	109,174
Long-term debt - related party	54,098	54,098
Accrued interest expense - related party	4,004	2,237
Accrued pension liability	137,469	133,990
Other employee benefit liabilities	5,087	4,936
Deferred income taxes	4,753	5,413
Other liabilities	4,326	4,395
	441,628	441,391

Stockholders' (Deficit) Equity:
Preferred stock- $.01 par value; authorized 5,000 shares; issued and outstanding -0- shares	-	-
Common stock -$.01 par value; authorized 180,000 shares; issued and outstanding 12,179 shares	122	122
Accumulated other comprehensive loss	(164,033)	(163,502)
Additional paid-in capital	552,690	552,583
Accumulated deficit	(442,478)	(431,110)
Total stockholders' deficit	(53,699)	(41,907)
	$387,929	$399,484

WHX CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net loss	$(11,368)	$(6,212)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	4,925	5,348
Non-cash stock based compensation	116	69
Amortization of debt related costs	391	355
Long-term interest on related party debt	1,767	1,775
Deferred income taxes	(467)	66
Gain on asset dispositions	(4)	(22)
Unrealized loss (gain) on derivatives	388	(162)
Reclassification of net cash settlements on derivative instruments	(669)	1,789
Decrease (increase) in operating assets and liabilities:
Trade and other receivables	7,931	(19,890)
Inventories	(2,197)	(1,565)
Other current assets	135	583
Accrued interest expense-related party	292	4,188
Other current liabilities	(1,354)	5,521
Other items-net	64	85
Net cash used in operating activities	(50)	(8,072)
Cash flows from investing activities:
Plant additions and improvements	(2,141)	(3,523)
Net cash settlements on derivative instruments	669	(1,789)
Proceeds from sales of assets	58	78
Net cash used in investing activities	(1,414)	(5,234)
Cash flows from financing activities:
Proceeds from term loans - domestic	-	4,000
Net revolver borrowings	6,827	11,291
Repayments of term loans - foreign	(122)	(136)
Repayments of term loans - domestic	(5,641)	(3,509)
Deferred finance charges	(880)	(1,146)
Net change in overdrafts	(364)	1,577
Other	(92)	3
Net cash provided by (used in) financing activities	(272)	12,080
Net change for the period	(1,736)	(1,226)
Effect of exchange rate changes on net cash	(29)	149
Cash and cash equivalents at beginning of period	8,656	6,090
Cash and cash equivalents at end of period	$6,891	$5,013

WHX CORPORATION
CONSOLIDATED SEGMENT DATA
(unaudited)

Statement of operations data:	Three Months Ended
(in thousands)	March 31,
	2009	2008
Net Sales:
Precious Metal	$24,350	$45,688
Tubing	21,150	29,626
Engineered Materials	42,096	51,009
Arlon Electronic Materials	17,031	16,404
Arlon Coated Materials	12,340	17,675
Kasco	15,712	16,875
Total net sales	$132,679	$177,277

Operating income (loss) before corporate allocations:
Precious Metal	(442)	3,685
Tubing	131	2,480
Engineered Materials	793	2,388
Arlon Electronic Materials	1,748	1,619
Arlon Coated Materials (a)	(1,068)	(609)
Kasco	920	1,309
Total	2,082	10,872

Corporate expenses allocation:
Precious Metal	1,005	1,288
Tubing	943	1,207
Engineered Materials	879	1,124
Arlon Electronic Materials	397	463
Arlon Coated Materials	287	499
Kasco	366	476
Total	3,877	5,057

Segment operating income (loss):
Precious Metal	(1,447)	2,397
Tubing	(812)	1,273
Engineered Materials	(86)	1,264
Arlon Electronic Materials	1,351	1,156
Arlon Coated Materials (a)	(1,355)	(1,108)
Kasco	554	833
Segment operating income (loss)	(1,795)	5,815
Unallocated corporate expenses & non operating units	1,049	1,091
Unallocated pension expense (credit)	3,458	(1,800)
Restructuring costs	533	-
Gain on disposal of assets	(4)	(22)
Income (loss) from operations	(6,831)	6,546

Interest expense	5,224	10,371
Realized and unrealized (gain) loss on derivatives	(281)	1,627
Other income	(161)	(51)

Loss before taxes	$(11,613)	$(5,401)

(a) The operating loss of the Arlon CM segment in 2008 included $0.6 million of move costs to consolidate two plants in San Antonio, Texas into one.  In addition to the direct move costs, the results of the quarter were negatively impacted by a plant shutdown and related operating inefficiencies during the move.

WHX Corporation
Supplemental Non-GAAP Disclosures
EBITDA and Adjusted EBITDA
(unaudited)

	Three Months Ended March 31,
	2009	2008
	( in thousands)
Net loss	$(11,368)	$(6,212)
Add (Deduct):
Tax provision (benefit)	(245)	811
Interest expense	5,224	10,371
Depreciation and amortization expense	4,925	5,348
Non-cash WHX & other pension expense (credit)	3,458	(2,035)
Realized and unrealized loss (gain) on derivatives	(281)	1,627
Gain on disposal of assets	(4)	(22)
"EBITDA"	1,709	9,888

Adjusted EBITDA:
Non-cash stock-based compensation expense	116	69
Non-recurring restructuring & plant consolidation costs	533	589
Adjusted EBITDA	$2,358	$10,546

CONTACT:	WHX Corporation Glen Kassan, Vice Chairman of the Board and Chief Executive Officer 914-461-1260

SOURCE:	WHX Corporation